Exhibit 99.1

NeuroPace Receives FDA Guidance on PMA Supplement for Indication Expansion into Idiopathic Generalized Epilepsy

— Company received communication from FDA indicating that the PMA Supplement for idiopathic generalized epilepsy is not approvable in its current form and that additional clinical evidence from the NAUTILUS trial and literature supporting the submission has been requested —

— FDA has invited continued dialogue, and NeuroPace will be submitting a Submission Issue Request and intends to continue working with FDA on a path for approval of the submission —

—Management will host a conference call to discuss this communication from the FDA at 4:30pm E.T./ 1:30pm P.T.—

Mountain View, Calif. – July 28, 2026 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today provided an update on the U.S. Food and Drug Administration review of the Company’s Premarket Approval Panel Track Supplement seeking to expand the labeled indication for the RNS® System to include patients with antiseizure medication-resistant idiopathic generalized epilepsy (IGE).

NeuroPace has received a communication from FDA indicating that the PMA Supplement is not approvable in its current form. Following receipt of the communication, NeuroPace met with FDA to discuss the Agency’s feedback and the additional information needed to place the PMA Supplement in approvable form. At the recommendation of FDA and based on that discussion, the Company will be submitting a Submission Issue Request (“SIR”) to further discuss its planned approach with FDA and intends to amend its submission with supplemental information, including additional data and context regarding the patient populations evaluated in the NAUTILUS clinical trial.

“We received communication from FDA on the PMA-S target due date indicating that our submission was not approvable in its current form due to questions that remained under review. Having reviewed FDA’s written communications and having had subsequent discussions with the Agency, we believe there is a path for approval of the submission. Our interactions are now focused on providing the information needed to answer FDA’s remaining requests. While we are disappointed with not receiving an initial approval, we were encouraged by our subsequent discussion with the Agency, and importantly, their interest in engaging interactively, their request for additional information to address certain questions, and their willingness to work collaboratively to bring the RNS indication expansion for drug-resistant IGE patients to market,” said Joel Becker, President and Chief Executive Officer of NeuroPace. “We are working closely with FDA beginning the day following the receipt of their letter, this week with the review team and with a subsequent SIR meeting. We will provide additional updates as appropriate.”

The PMA Supplement is supported by data from NeuroPace’s NAUTILUS study, the first randomized controlled trial of neuromodulation in drug-resistant IGE. The 18-month NAUTILUS results were published in Epilepsia in June 2026 in an article titled “Responsive stimulation of the thalamus for idiopathic generalized epilepsy: Results of the randomized controlled NAUTILUS trial through 18 months.” The publication provides Level 1 evidence supporting responsive thalamic stimulation as a potential treatment approach for patients with drug-resistant IGE and provides an important peer-reviewed foundation for the dataset reviewed by FDA.

At 18 months, patients treated with the RNS System experienced a 77% median reduction in GTC seizures compared with baseline, and 40% of patients experienced GTC seizure freedom at that timepoint. The study also demonstrated rapid reductions in other generalized seizure types, including absence and myoclonic seizures. Additionally, more than 90% of patients reported improvement on the Patient Global Impression of Change, and 80% of physicians reported improvement on the Clinical Global Impression of Improvement at 18 months.

Further, per request of the FDA during the review process, the Company provided 24-month data from its NAUTILUS study to supplement the aforementioned 18-month data. Patients continued to improve with stimulation; among the evaluable participants with completed 24-month post-implant follow-up, those who received stimulation for 23 of 24 months post-implant achieved a median percent reduction in GTC seizures of 100% compared with baseline, underscoring the potential for responsive neuromodulation to deliver meaningful and durable benefit in a patient population with no approved neuromodulation or surgical treatment options.

“Patients with drug-resistant idiopathic generalized epilepsy live with substantial life limitations, and risks of physical injury and death imposed by generalized seizures, especially generalized tonic clonic seizures,” said Martha Morrell, MD, Chief Medical Officer of NeuroPace. “In the NAUTILUS trial, the average patient had lived with uncontrolled generalized seizures for more than 18 years and was taking nearly 4 antiseizure medications a day. These patients are not candidates for epilepsy surgery, and there are no approved neuromodulation devices. Their only choice is to continue with the status quo. Patients with medically uncontrolled IGE are motivated to access better treatments, as demonstrated by the rapid rate of enrollment in the NAUTILUS study. We remain encouraged by the data gathered through 24 months and are working collaboratively with FDA to provide the information needed to support approval of this indication expansion”.

As previously communicated, NeuroPace’s management guidance does not include any contribution from the expanded IGE indication. Management will provide full second quarter 2026 financial results and any updates to full year outlook on its second quarter 2026 earnings conference call scheduled for August 11, 2026.

Conference Call Information

NeuroPace will host a conference call at 4:30 p.m. Eastern Time to discuss this update. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at (click here). Individuals interested in participating in the call via telephone may access the call by dialing +1 (800) 715-9871 and referencing Conference ID 8467256. The webcast will be archived on the Company’s investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s expectations, forecasts and beliefs with respect to potential indication expansion for its RNS System, including FDA approval of its PMA-S for IGE indication expansion after having received notification that the PMA-S is not approvable in its current form, and increasing access to and adoption of RNS therapy as the standard of care in drug-resistant epilepsy, in both adult focal epilepsy and as anticipated in IGE. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks related to regulatory compliance and expectations for regulatory submissions and approvals to expand the market for NeuroPace’s RNS System, including risks related to the FDA’s approval of the PMA-S for IGE indication expansion and NeuroPace’s ability to amend the PMA-S to be in a form that can be approved by the FDA, uncertainties related to market acceptance and adoption of NeuroPace’s RNS System and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 12, 2026, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:

Scott Schaper

Head of Investor Relations

sschaper@neuropace.com

investors@neuropace.com